Exhibit 23.2

Tel: 509-747-8095	601 West Riverside Avenue
Fax: 509-747-0415	Suite 900
www.bdo.com	Spokane, WA 99201

Consent of Independent Registered Public Accounting Firm

Sterling Financial Corporation

111 North Wall Street

Spokane, WA 99201-0696

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 8, 2011, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Sterling Financial Corporation, which are incorporated by reference in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Spokane, Washington

September 30, 2011